Exhibit 10.6

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated                     , 2007 by and among ePAK INTERNATIONAL LTD., a Bermuda limited company (“Parent”), EPAK HOLDINGS LTD., a Hong Kong limited company (“EHL”), HOCK VOON LOO, as the representative (the “Representative”) of EHL and its stockholders, and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).

WHEREAS, Ascend Acquisition Corp., a Delaware corporation (“Ascend”), and its wholly owned subsidiary, Ascend Company Limited, a Bermuda limited company (“ACL”), have consummated an amalgamation, with the continuing corporation being the Parent;

WHEREAS, Parent has acquired all of the outstanding capital shares of e.Pak Resources (S) Pte Ltd (“ePak”) from EHL (“Share Transfer”);

WHEREAS, in consideration of the Share Transfer, Parent has issued certain of its ordinary shares to EHL and its designees (“Transaction Shares”);

WHEREAS, all of the foregoing transactions have occurred pursuant to the terms of an Agreement and Plan of Reorganization, dated July 23, 2007, by and among Ascend, ACL, ePak and EHL (“Reorganization Agreement”);

WHEREAS, pursuant to the Reorganization Agreement, Parent (i) is to be indemnified in certain respects and (ii) may be entitled to the return, for cancellation, of some of the Transaction Shares in certain circumstances. The parties desire to establish escrow funds as collateral security for the indemnification obligations set forth in Sections 7.1(a) and 7.2 of the Reorganization Agreement and to effectuate the return to Parent of Transaction Shares under the Reorganization Agreement if required pursuant to its terms. The Representative has been designated pursuant to the Reorganization Agreement to represent EHL and its designees who receive Transaction Shares (collectively the “Shareholders”) and each Permitted Transferee (as hereinafter defined) of the Shareholders (the Shareholders and all such Permitted Transferees are hereinafter referred to collectively as the “Owners”), and to act on their behalf for purposes of this Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, Parent shall deliver to the Escrow Agent, on behalf of the Shareholders, to be held in escrow pursuant to the terms of this Agreement, stock certificates issued in the name of the Shareholders representing an aggregate of                      Transaction Shares [15% of (Transaction Shares + Replacement Option Shares)] received by such Shareholders pursuant to the Reorganization Agreement (“Escrow Shares”), together with ten (10) assignments separate from certificate executed in blank by such Shareholders to be held in escrow pursuant to this Agreement and Articles VII and Section 1.13 of the Reorganization Agreement (the “Escrow Fund”). The Escrow Agent shall maintain a separate account for each Shareholder’s, and, subsequent to any transfer permitted pursuant to Paragraph 1(f) hereof, each Owner’s, portion of each Escrow Fund (collectively referred to herein as the “Escrow Funds”).

(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions hereof and the Reorganization Agreement. It shall treat each Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entirety of the Escrow Funds in accordance with this Agreement and the Reorganization Agreement.

(c) Except as herein provided, the Owners shall retain all of their rights as shareholders of Parent with respect to the Escrow Shares including, without limitation, the right to vote such shares, until such time, if ever, that same is returned to Parent under the terms hereof.

(d) The Escrow Fund shall be maintained during the period from the date hereof and ending on the last day of the Escrow Period.

(e) During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares held in an Escrow Fund shall be paid to the respective Owner associated with such Escrow Fund, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof and the Reorganization Agreement. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(f) During the Escrow Period, no sale, transfer or other disposition may be made of any of the Escrow Shares except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, (iii) pursuant to a qualified domestic relations order or (iv) a transfer by EHL to its shareholders pursuant to a plan of liquidation adopted by EHL; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (x) members of a Shareholder’s “Immediate Family” (as hereinafter defined); (y) an entity in which (A) a Shareholder and/or members of a Shareholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Shareholder and/or a member of such Shareholder’s Immediate Family is a general partner and in which such Shareholder and/or members of such Shareholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Shareholder during his lifetime for the benefit of such Shareholder or for the exclusive benefit of all or any of such Shareholder’s Immediate Family. As used in this Agreement, the term “Immediate Family” means, with respect to any Shareholder, a spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Shareholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring Shareholder, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with ten (10) assignments separate from certificate executed in blank by the Permitted Transferee, with respect to the shares transferred to the Permitted Transferee. Upon receipt of such documents, the Escrow Agent shall deliver to Parent the original stock certificate out of which the assigned shares are to be transferred, together with the executed assignment separate from certificate executed by the transferring Shareholder, or a copy of the applicable court order, and shall request that Parent issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Shareholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer. Parent, the transferring Shareholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Owner shall pledge or grant a security interest in any of the Transaction Shares included in the Escrow Fund or grant a security interest in any Owner’s rights under this Agreement.

2. (a) Parent, acting through the Committee, may make a claim for indemnification pursuant to Article VII of the Reorganization Agreement the Reorganization Agreement (“Indemnity Claim”) against the Escrow Fund by giving notice to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty or agreement contained in the Reorganization Agreement which it asserts has been breached by EHL or otherwise entitles Parent to indemnification pursuant to Article VII of the Reorganization Agreement, (ii) in reasonable detail, the nature and dollar amount of each individual item of any Losses related to such Indemnity Claim, the date each such item was paid or properly accrued or arose, and the nature of the inaccuracy, breach or non-fulfillment to which such item is related, (iii) whether the Indemnity Claim results from a Third Party Claim against Parent and (vi) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance (an “Indemnity Notice”). The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Indemnity Notice, a certification as to the date on which the Indemnity Notice was delivered to the Representative. The Representative shall send a copy of the Indemnity Notice to each of the Shareholders within 5 days after its receipt thereof, shall provide the Shareholders, at their own expense, with access to any information reasonably requested by the Shareholders related to the Indemnity Claim (including copies of any relevant documents) subject to such Indemnity Notice and available to the Representative without undue effort, and shall make itself available to the Shareholders to discuss the Indemnity Claim at such reasonable times as may be requested by the Shareholders.

(b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Indemnity Notice”), within 45 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Indemnity Notice, disputing whether the Indemnity Claim is indemnifiable under the Reorganization Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in Section 2(c) below. If no Counter Indemnity Notice with respect to an Indemnity Claim set forth in a Indemnity Notice delivered in accordance with the terms hereof is received by the Escrow Agent from the Representative within such 45-day period, the Indemnity Claim set forth in such Indemnity Notice shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Representative delivers a Counter Indemnity Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Indemnity Notice or such greater period of time as the Committee and the Representative may mutually agree to in writing (the “Dispute Period”) (with a copy of such written agreement delivered by either of the Committee and the Representative to the Escrow Agent), attempt to resolve the dispute set forth in the Indemnity Notice with respect to which the Counter Indemnity Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof (the “Settlement Notice”). If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute within the Dispute Period, such dispute shall be resolved by arbitration pursuant to Section 2(d) below.

(d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the Dispute Period, then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in Austin, Texas, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and the provisions of Section 10.12 of the Reorganization Agreement to the extent that such provisions do not conflict with the provisions of this paragraph. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the dispute is submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. The arbitration shall be conducted in Austin, Texas. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 130 days after his appointment and may award costs to either the Committee or the Representative if, in his sole opinion reasonably exercised, the claims made by any other party had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any Texas state court sitting in Travis County, or any federal court sitting in Travis County, having jurisdiction, and may be enforced in accordance with the law of the State of Texas. If the arbitrator shall fail to render his decision or award within such 130-day period, either the Committee or the Representative may apply to any Texas state court sitting in Travis County, or any federal court sitting in Travis County, then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the Texas state courts having jurisdiction and sitting in Travis County, or any federal court sitting in Travis County, for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any final non-appealable judgment of the court to the Escrow Agent (the “Final Judgment Notice”).

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of Section 2(b) above, (ii) Indemnification Claim resolved in favor of Parent Indemnitees by settlement pursuant to Section 2(c) above, resulting in a dollar award to Parent Indemnitees, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to Section 2(d) above, resulting in a dollar award to Parent Indemnitees, or (iv) Third Party Claim that the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Reorganization Agreement.

(f) (i) Subject to subsection (f)(ii), promptly after an Indemnity Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Indemnity Notice”) directing the Escrow Agent to pay to Parent, and the Escrow Agent promptly shall pay to Parent, an amount equal to the aggregate dollar amount to be awarded to the Parent Indemnities of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made in Escrow Shares pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Parent in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Indemnity Notice. The Escrow Agent shall transfer to Parent out of the Escrow Fund that number of Escrow Shares necessary to satisfy each Established Claim, as set out in the Joint Indemnity Notice. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Indemnity Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in Sections 2(c) and (d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Parent one or more share certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of Escrow Shares specified in the Joint Indemnity Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Indemnity Notice. Simultaneously with, and as a condition to, receipt of the stock certificates and assignments, Parent shall deliver to the Escrow Agent new certificates representing the number of Escrow Shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in Escrow Shares may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any Parent common shares or otherwise. As used herein, “Fair Market Value” means the average reported closing price for a Parent common share for the ten trading days ending on the last trading day prior to the day that an Indemnification Claim becomes an Established Claim.

(iii) Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Representative shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”) cash in an amount equal to the aggregate dollar amount of the Established Claim (“Substituted Cash”). In such event (i) the Joint Indemnity Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii)

substantially contemporaneously with the delivery of such Joint Indemnity Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Indemnity Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Indemnity Notice, deliver the Substituted Cash to Parent in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative.

(g) Upon receipt from time to time of a written accounting submitted in good faith to the Escrow Agent (with a copy to the Committee) by the Representative of any reasonable expenses or costs incurred by it in its capacity as the Representative, the Escrow Agent shall promptly disburse to the Representative from the Escrow Fund that number of Escrow Shares having an average reported closing price for a Parent common share for the ten trading days ending on the last trading day prior to the day on which such disbursement is made. Payment of such expenses or costs shall be made in Escrow Shares pro rata from the account maintained on behalf of each Owner.

3. On the first Business Day after the expiration of the Escrow Period, the Escrow Agent shall distribute and deliver to each Owner certificates representing the Escrow Shares then in such Owner’s account in the Escrow Fund, unless at such time there are any Indemnity Claims with respect to which Indemnity Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Parent, would result in a payment to Parent, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the “Pending Claims Reserve” (as hereafter defined). The Committee shall certify in good faith to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of Escrow Shares to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Indemnity Notice directing the Escrow Agent to pay to Parent an amount in respect thereof determined in accordance with Section 2(f) above, and to deliver to each Owner the Escrow Shares then in such owner’s account in the Escrow Fund having a Fair Market Value equal to the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve (as reduced by the amount set forth in the Joint Settlement Notice) (determined as set forth below), all as specified in a Joint Indemnity Notice. If any Pending Claim is resolved against Parent, the Committee and the Representative shall, and either of the Committee or the Representative may, deliver to the Escrow Agent a notice directing the Escrow Agent to pay to each Owner the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve (as reduced by the amount set forth in the Settlement Notice or the Final Judgment Notice applicable to such Pending Claim). Upon resolution of all Pending Claims, the Committee and the Representative shall deliver to the Escrow Agent a Joint Indemnity Notice directing the Escrow Agent shall pay to such Owner the remaining portion of his or her account in the Escrow Fund.

As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of Escrow Shares having an average reported closing price for a Parent common share for the ten trading days ending on the last trading day prior to the day on which such determination is made equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Indemnity Notices of such Claims).

4. (a) As soon as practicable following the Effective Time (but no later than forty-five (45) days thereafter), Parent shall deliver to the Representative a final computation (the “Parent Effective Time Liabilities Calculation”) of the Parent Effective Time Liabilities. If the Representative agrees with the Parent Effective Time Liabilities Calculation or does not object to such computation within fifteen (15) days after its receipt of such computation by delivering a Parent Effective Time Liabilities Objection Notice (as defined below) to Parent, the Parent Effective Time Liabilities Calculation shall be deemed to be final and conclusive and shall be binding on Parent, EHL, the Representative and each of the holders of the capital stock of Parent. If the Representative disagrees with the Parent Effective Time Liabilities Calculation, the Representative shall, within fifteen (15) days after receipt of the Parent Effective Time Liabilities Calculation, deliver a notice (a “Parent Liabilities Objection Notice”) to Parent setting forth the Representative’s proposed calculation of the amount of Parent Effective Time Liabilities. Parent and the Representative will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the amount of Parent Effective Time Liabilities, but if they do not obtain a final resolution within the 90-day period following the Closing, or there is otherwise a dispute with respect to the number of Transaction Shares issued at Closing, including a dispute with respect to any values used in the computation thereof pursuant to the Reorganization Agreement, that is not resolved by the end of such period, the Committee or the Representative shall instruct the PCOAB-registered accounting firm then serving as Parent’s independent accounting firm to review all of the applicable calculations and relevant financial information available at the time of such review and deliver a statement of its determination of each calculation in dispute, including the number of Transaction Shares that would have been issued at Closing had such accounting firm’s calculations been utilized at Closing (the “Transaction Share True-up”). The Transaction Share True-up shall be binding on the parties and any difference between the number of Transaction Shares issuable under the Transaction Share True-up and the actual number of Transaction Shares issued at Closing (the “Actual Issuance”). If the Actual Issuance is greater than the Transaction Share True-up (“Overage”), the number of Escrow Shares equal to the Overage shall be returned to Parent from the Escrow as soon as practicable.

(b) If it is determined that there is an Overage, Parent shall deliver a notice (“Adjustment Notice”) to the Representative, with a copy to the Escrow Agent, setting forth the Overage and stating the number of Escrow Shares to be returned to Parent for cancellation pursuant to Section 1.7(b)(xi) of the Reorganization Agreement. If the Representative shall give a notice to Parent (with a copy to the Escrow Agent) (a “Counter Adjustment Notice”), within ten (10) days following the date of receipt by the Representative of a copy of the Adjustment Notice, disputing Parent’s calculation of the Overage or number of Escrow Shares to be returned to Parent in connection therewith, the Committee and Representative shall attempt to resolve such dispute by voluntary settlement in the manner provided in Section 2(c) or, if the dispute is not so resolved, by arbitration in the manner provided in Section 2(d). If no Counter Adjustment

Notice is received by the Escrow Agent from the Representative within such five-day period, the calculation of the Overage and related number of Escrow Shares to be returned to Parent shall be deemed to be established as set forth in the Adjustment Notice for all purposes of this Agreement.

(c) Promptly upon the Overage calculation becoming established either as set forth in the Adjustment Notice, by mutual resolution of Parent and the Representative or by arbitration, as the case may be, upon receipt of notice from either Parent or the Representative (with a copy to the other), the Escrow Agent shall deliver to Parent, for cancellation, that number of Escrow Shares required under Section 4(a) as so established.

5. The Escrow Agent, the Committee, Parent and the Representative shall use commercially reasonable efforts cooperate in all respects with one another in the calculation of any amounts determined to be payable to Parent and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

6. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice reasonably believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties requiring any payment to Parent pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 6(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Funds to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Funds with any court it reasonably deems appropriate

(g) The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Funds held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund in question or it may deposit such Escrow Fund with the clerk of any appropriate court and be relieved of any liability with respect thereto or it may retain the Escrow Fund pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund in question is to be disbursed and delivered.

(h) The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all reasonable documented expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(i) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

7. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Reorganization Agreement.

8. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Texas applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of Texas applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

10. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at:

Attention: ___________
Telephone: __________
Facsimile: ___________

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Representative, to him at:

Hock Voon Loo
Great World City West Tower
1 Kim Seng Promenade #14-07
Singapore 237994
Telephone: (65) 6272 3250
Facsimile: (65) 6272 3251

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
8911 Capital of Texas Highway, North
Westech 360
Suite 3350
Austin, Texas 78759-8497
Attention: Brian K. Beard, Esq.
Evan Kastner, Esq.
Telephone: 512-338-5400
Facsimile: 512-338-5499

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attention: Steven G. Nelson
Telecopier No.: 212-509-5150

D. If to Parent, to it at the addresses listed above for the Committee and the Representative or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

11. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to Section 2(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Parent and the number of shares of Parent Common Stock to be returned to Parent.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

(d) Any terms not otherwise defined herein shall have the meaning ascribed to them in the Reorganization Agreement. In the event there is any inconsistency or discrepancy between the terms of this Agreement and the Reorganization Agreement with respect to the Escrow and the related matters set forth herein, the terms of this Agreement shall be deemed to prevail.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

EPAK INTERNATIONAL LTD.

By:
Name:
Title:

EPAK HOLDINGS LTD.

By:
Name:
Title:

THE REPRESENTATIVE:

HOCK VOON LOO

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:	Steven G. Nelson
Title:	Chairman of the Board

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